Exhibit 10.26

PERFORMANCE AWARD AGREEMENT
2003 LONG-TERM INCENTIVE PLAN
(For _____ Performance Cycle)

Awarded to	Performance Cycle	Target Award

Social Security Number

        1.  Performance Award.   Medtronic, Inc., a Minnesota Corporation (the “Company”), hereby grants to the individual named above (“you”) a Performance Award (the “Award”) based on the target award specified above (“Target Award”), under the terms and conditions set forth in this agreement (the “Agreement”) and in the Medtronic, Inc. 2003 Long-Term Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms used but not defined shall have the meaning ascribed thereto in the Plan.

        2.  Performance Targets.   The payout under this Award will be based on the following pre-established performance targets:

        (a)  Company performance will be measured using three criteria: 3-year Cumulative Diluted Earnings Per Share (“Cumulative Diluted EPS”), 3-year Average Annual Revenue Growth (“Average Revenue Growth”), and 3-year Average After-Tax Return on Net Assets (“Average After-Tax RONA”) as shown in the grid below. The performance measures will be weighted as follows: Cumulative Diluted EPS weighted __%, Average Revenue Growth weighted __%, and Average After-Tax RONA weighted __%. The award constituting the payout may be greater than, equal to, or less than the original amount based upon actual performance relative to these targets.

% of Performance Award Earned

	20%	40%	60%	80%	100%	120%	140%	160%	180%

Diluted EPS growth %
CUMULATIVE DILUTED EPS
AVERAGE REVENUE GROWTH
AVERAGE AFTER-TAX RONA

        Across the top of the grid are the percentages of the Award to be earned based on the actual company performance against these three criteria for the three years of the award cycle. This performance determines the percentage of the Target Award that will be paid out at the end of the three-year cycle.

        (b)  To earn a payout, performance must meet or exceed the threshold Average After-Tax RONA and Cumulative Diluted EPS targets. The threshold targets for this Award are an Average After-Tax RONA of __% and a Cumulative Diluted EPS of $____. If Company performance is below threshold for either of these measures, no award payout will be made.

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        (c)  To determine payout, the percentage across the top of the grid is earned based on achievement of Company performance according to the targets within the grid for each of the three performance measures, multiplied by the weight. To illustrate, if Company performance results in a Cumulative Diluted EPS of $____, an Average Revenue Growth of __%, and After-Tax RONA of __%, the payout would be calculated as follows:

Performance Measure	% Award Earned	Weight

Cumulative Diluted EPS	___% x	__%	= ____	%
Average Revenue Growth	___% x	__%	= ____	%
Average After-Tax RONA	___% x	__%	= ____	%
% Payout of Target Award			____	%

        3.  Calculation of Cumulative Diluted EPS, Average Revenue Growth, and Average After-Tax RONA

Cumulative Diluted EPS is calculated by adding the Diluted EPS for each of the three years.

Average Revenue Growth is the simple annual growth in revenue over the three-year period excluding the effects of foreign exchange rates.

Average After-Tax RONA is the simple average of the After-Tax RONA for each of the three years of the cycle.

        4.  Payment of Award.   Your Award will be paid following the end of the performance period.

        5.  Withholding Taxes.   For employees subject to United States taxes, your Award will be subject to federal, state, and local income tax withholding and applicable employment taxes. Participants subject to tax outside of the United States will be subject to the taxes of the applicable taxing authority.

        6.  Termination.   In the event of your death, Disability or Retirement you will be entitled to a pro rata portion of the Award, provided you have completed a minimum of six months participation in the cycle. Your Award will be paid following the end of the performance period. If you terminate for reasons other than death, Disability or Retirement prior to the end of performance cycle, you will not be entitled to any Award payment.

        7.  Change in Control/Fundamental Change.   In the event of a Change in Control, a Fundamental Change or other substantially similar event or occurrence, this Award will accelerate and vest immediately to the full extent contemplated or permitted under the Plan.

        8.  Beneficiary Designation.   If a participant dies before completion of the Award cycle, a portion of the Award may be payable. The Plan permits each participant to designate a beneficiary to receive payments that may be due in the event of death. Any beneficiary can be named and you may change your beneficiaries at any time by submitting a new designation form to Executive Compensation, LC 245.

        9.  Forfeiture of Award.   If you have received or been entitled to receive payment pursuant to an Award within the period beginning six months prior to your termination of employment with the Company or its Affiliates and ending when the Award terminates or is canceled, the Company, in its sole discretion, may require you to return or forfeit the payment received or receivable with respect to the Award, in the event you are involved in any of the following occurrences: performing services for or on behalf of a competitor of, or otherwise competing with, the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies or business policies of the Company or any Affiliate, or any other occurrence determined by the Committee.  The Company’s right to require forfeiture must be exercised not later than 90 days after discovery of such an occurrence but in no event later than 15 months after your termination of employment with the Company and its Affiliates.  Such right shall be deemed to be exercised upon the Company’s mailing written notice to you of such exercise at your most recent home address as shown on the personnel records of the Company.  In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 10 by terminating any Award.  If you fail or refuse to forfeit the payment demanded by the Company, you shall be liable to the

Company for damages equal to the payment together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

        10.  Acknowledgment.   Your receipt of the Performance Award and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.

MEDTRONIC, INC.
By: